NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE MONDAY, DECEMBER 8, 2003

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS 39% INCREASE IN
HOME ORDERS FOR OCTOBER AND NOVEMBER

        DENVER, Monday, December 8, 2003 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it received 1,958 home orders in October and November 2003, the best fourth quarter start in MDC’s history and an increase of 39% over the 1,409 home orders received for the same period in 2002. Home orders in November 2003 particularly were strong, up 54% over November 2002. Northern California and Nevada showed exceptionally strong home order increases in October and November 2003 (both up 99%), aided by year-over-year increases in the number of active subdivisions and the continued strong demand for new homes. Southern California home orders also were strong in October and November 2003 (up 42%), despite a year-over-year decline in the number of active subdivisions. The Company also received 179 home orders in October and November 2003 from its newest markets in Texas, Utah and Jacksonville. Although MDC’s current practice is to report home orders on a quarterly basis, this information is being provided to comply with Regulation FD in anticipation of communications with the investment community this week. Detailed information on home orders will be provided when MDC releases its 2003 fourth quarter home closings and quarter-end backlog during the first week of January.

        MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson and Las Vegas; and among the top ten homebuilders in Northern California, Southern California and Salt Lake City. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, visit www.richmondamerican.com.

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